Exhibit 10.1
PERFORMANCE UNIT GRANT
AWARD AGREEMENT

    This PERFORMANCE UNIT GRANT AWARD AGREEMENT (“Agreement”) is made as of February 18, 2026, by and between Service Corporation International, a Texas corporation (the “Company”), and                      (the “Employee”).
    WHEREAS, the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company has determined that it is to the advantage and interest of the Company to grant to the Employee the performance units grant provided for herein in consideration of services provided by the Employee and to provide focus on the longer-term success of the Company.
    NOW, THEREFORE, the Company and the Employee hereby agree as follows:
1.Grant of Award.
a.Pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (“Plan”), the Employee is hereby granted as of January 1, 2026, a Performance Unit Grant Award (the “Award”), subject to the terms and conditions set forth below, with respect to              performance units (“Units”).
b.Each Unit shall have a value equal to the value of one share of the Company’s common stock.
c.If a dividend is paid on the Company’s common stock during the Performance Cycle, the number of Units listed above shall be increased on the dividend payment date by (i) multiplying the per share dividend amount by the number of Units credited under this Agreement on the dividend payment date, and (ii) dividing that amount by the value of a share of the Company’s common stock on the dividend payment date.
d.If the Units covered by this Award become vested in accordance with Section 2 below, the Employee will be entitled to receive, net of applicable withholding or applicable social security taxes, a cash payment representing the product of (i) the value of a share of the Company’s common stock on the date of approval of the payment by the Compensation Committee (which value shall be an average of the closing price of Company common stock over the five trading days up to and including the date of approval), multiplied by (ii) the number of Units vested, multiplied by (iii) the Performance Settlement Factor as determined using Exhibit A, attached hereto and made a part of this Agreement.

e.If the Award becomes vested and payable, the Award will be paid to the Employee as soon as practicable after the end of the Performance Cycle, but no later than March 15, 2029.
2.Vesting. If the Employee is employed by the Company (or any Affiliate thereof) continuously during the Performance Cycle and through the payment date for the Award, as described in Section 1(e) above (the “Payment Date”), the Award will vest 100% on the Payment Date. Except as provided below, this Award shall terminate, and all of the Employee’s rights hereunder shall be forfeited, if the Employee is not employed on the Payment Date.
a.Death, Disability and Termination by the Company without Cause. In the event of the termination of the Employee’s employment with the Company (or any Affiliate thereof) prior to the Payment Date due to the Employee’s death, Disability or termination by the Company (or an Affiliate thereof) without Cause (as that term is defined in Employee’s employment agreement with an Affiliate of Company, or if none, as determined by the Company in its reasonable discretion), a pro-rata portion of the Award will vest, as determined in accordance with the following calculation: The number of Units under the Award to be vested is determined by the number of active months of employment by the Employee during the Performance Cycle divided by 36 (which is the number of months in the “Performance Cycle” as set forth in Exhibit A).
b.Retirement. In the event of the termination of the Employee’s employment with the Company (or any Affiliate thereof) prior to the to the Payment Date due to the Employee’s retirement on or after attainment of age 60 with ten (10) years of service, or retirement on or after attainment of age 55 with twenty (20) years of service, the Award will vest, so long as Employee has provided Company advance written notice of Employee’s intent to retire not less than: (a) six (6) months before the date of Employee’s intended Retirement if Employee is a Company officer, or (b) three (3) months before the date of Employee’s intended Retirement if Employee is not a Company officer, and (i) Employee remains in good standing from the date of his or her notice of Retirement through the date of such Retirement (“Retirement Period”), and (ii) Employee works diligently during the Retirement Period to train a successor or otherwise makes efforts to ensure that Employee’s successor transitions to the Employee’s role as smoothly as possible (“Retirement Services”), and the Committee or its delegate, in its sole discretion, certifies that Employee has provided satisfactory Retirement Services, in which event the Award will fully vest without prorating regardless of the number of months remaining in the Performance Cycle.
c.Change of Control. In the event of a Change of Control of the Company during the Performance Cycle, the Award will be governed by Section 4.9 of the Plan so long as the Award is honored or assumed or replaced in accordance with Exhibit B attached hereto. Otherwise, the Award will be fully vested and paid at the Target amount set forth on Exhibit A, on the date a Change of Control occurs.

Notwithstanding any provision of this Agreement or any other agreement between the Employee and the Company to the contrary, in the event of a termination of the Employee’s employment with the Company (or any Affiliate thereof) by the Company for Cause (as described above), or if the Employee terminates his or her employment with the Company (or any Affiliate thereof) for any reason, any unpaid Award shall be forfeited in its entirety and will not be paid.
3.Transfer Restrictions. This Award is non-transferable other than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt by the Employee (or the Employee’s successor in interest after the Employee’s death) to effect any such disposition, or upon the levy of any such process, the Award may immediately become null and void, at the discretion of the Compensation Committee.
4.Tax. The Employee will pay any and all Federal, state or local income tax and all associated employment taxes (FICA) when the Award is paid.
5.Miscellaneous. This Agreement (i) shall be binding upon and inure to the benefit of any successor of the Company, (ii) shall be governed by the laws of the State of Texas and any applicable laws of the United States, and (iii) may not be amended without the written consent of both the Company and the Employee. No contract or right of employment shall be implied by this Agreement.
6.Incorporation of Plan Provisions. This Award and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling and are incorporated herein by reference. Capitalized terms not otherwise defined herein (inclusive of Exhibit A) shall have the meanings set forth for such terms in the Plan.
7.IRC §409A Compliance. Notwithstanding the applicable provisions of this Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Agreement to comply with IRC §409A: (i) to the extent any distribution is to a “specified employee” (as defined under IRC §409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions by a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder.
To the extent of any compliance issues under IRC §409A, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.
8.Payment Limitations. Notwithstanding anything herein to the contrary, the following limitations shall apply to any calculation of payments under this Agreement:

a.If the Company’s TSR for the Performance Cycle is negative, the Performance Settlement Factor used to calculate the Award payment shall not exceed the Target amount set forth in Section B of Exhibit A.
b.If the Company’s TSR ranking for the Performance Cycle is below the 25th percentile of the TSR of the peers in the Comparator Group, then no payment shall be made under this Agreement.
c.If the Company’s Annualized ROE for each fiscal year during the Performance Cycle is less than the weighted average Annualized ROE of the companies that comprise the S&P midcap 400 for each such year during the Performance Cycle (as reported by Bloomberg, or a similar reporting service if Bloomberg is unavailable), then the amount that would otherwise have been paid under Section 1(d) of this Agreement shall be reduced by twenty-five percent (25%).
9.Clawback. If (i) the Employee is a Company officer at or above the level of Vice President at the date of this Agreement, (ii) Employee is not covered by a separate incentive award recoupment policy related to the award of Units pursuant to this Agreement, and (iii) it is determined that the Employee has engaged in fraud that causes, in whole or in part, a material adverse restatement of the Company’s financial statements, then any unpaid Award shall be forfeited in its entirety. In addition, if (A) an Award has been paid under this Agreement prior to the time of such determination, and (B) the payment occurred at any time after the ending date of the period covered by the incorrect financial statements, then the Employee must repay the Company the entire amount of his or her Award payment. Any determination by the Board of Directors with respect to the foregoing shall be final, subject however to the right of the Employee to contest such determination in any court of competent jurisdiction. The Company agrees to pay promptly as incurred all legal fees and expenses which the Employee may reasonably incur as a result of any such contest; provided however, if the Employee does not prevail in such contest, the Employee will reimburse the Company for all such legal fees and expenses. As used herein, the term “fraud” shall mean the act of knowingly making a false representation of a material fact with the intent to deceive.
10.Binding Effect. This Agreement shall be effective only if executed by the Company by means of a manual, typed, or stamped signature, or an e-signature, recorded as a performance unit grant in the minutes of the committee administering the Plan and executed by the Employee by means of a manual signature or an e-signature. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
[Signature Page Attached]

    IN WITNESS HEREOF, the Employee and the Company have executed this Performance Unit Grant Award as of the day and year first above written.

EMPLOYEE Service Corporation International

_________________________________ _________________________________
[Signature] Name: Lori E. Spilde
Title: Senior Vice President
     General Counsel and Secretary

pup.2.2026

Exhibit A

Calculation of Performance Settlement Factor

The Performance Settlement Factor used to determine the amount payable under the Performance Unit Award described in the attached Performance Unit Grant Award Agreement, dated as of February 18, 2026, between Service Corporation International, a Texas corporation (the “Company” or “SCI”), and all of its Affiliates and the Employee, shall be calculated as provided in this Exhibit A.
A.Definitions. For purposes of this Award, the following definitions will control:
•“Adjusted Average Equity” means Adjusted Prior Year Equity, plus Adjusted Current Year Equity, divided by 2. An adjusting entry in excess of $50 million may be carried forward to avoid distortion in the Return on Equity calculation during each year of the Performance Cycle.
•“Adjusted Current Year Equity” means Total Stockholder Equity, less accumulated Other Comprehensive Income as set forth in the Company’s Consolidated Balance Sheet, and excluding non-recurring items in both the current and prior fiscal years.
•“Adjusted Prior Year Equity” means Total Stockholder Equity, as set forth in the Company’s Consolidated Balance Sheet, and excluding non-recurring items in the prior fiscal year.
•“Adjusted Net Income from Continuing Operations” means the Company’s consolidated net income from continuing operations, as determined under U.S. Generally Accepted Accounting Principles, for the fiscal year, as reported in the Company’s financial statements utilizing the forecasted normalized effective tax rate, which may be adjusted to exclude the following items:
1.Significant litigation costs and/or settlements.
2.Special accounting, tax or restructuring charges.
3.The cumulative effect of changes in accounting or tax principles.
4.An extraordinary gain or loss or correction of an error.
5.All gains, losses or impairment charges recorded in association with the sale or potential sale of a business and/or real estate or any impairment(s) related to the evaluation of goodwill, intangible assets, long-lived assets or loss contracts.
6.Charges relating to the opening, closing, or relocation of subsidiaries or other overhead centers.
7.The gain or loss associated with the early extinguishment of debt or other debt restructuring charges.
Exhibit A – Page 1

8.Accounting and/or tax charges relating to acquisitions and dispositions, system conversions and/or implementations, settlement or termination of pension obligations, and transitions or terminations of major vendors and/or suppliers of the Company.
9.Currency gains or losses.

•“Annualized ROE” means the product of (i) the sum of the Return on Equity for each fiscal year during the Performance Cycle, divided by (ii) three.
•“Award” is a grant of Units as approved by the Compensation Committee. The number Units subject to the Award shall be increased, as provided in Section 1(c) of the Agreement, to reflect the deemed reinvestment of dividends during the Performance Cycle.
•“Comparator Group” is defined as the publicly traded U.S. companies which are included in the reference group as documented in the 2026 Compensation Committee’s records and which are in existence at the end of the Performance Cycle.
•“Compensation Committee” means the Compensation Committee of the Board of Directors of Service Corporation International.
•“IRC §409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
•“National Exchange” is defined as the New York Stock Exchange (NYSE) or the National Association of Stock Dealers and Quotes (NASDAQ).
•“Plan Administrator” is Compensation Committee, which may delegate certain elements of administrative responsibility to the Company’s CEO or appropriate members of his staff. Any performance goals, performance standards and award determinations must be approved by the Compensation Committee.
•“Performance Cycle” is defined as the three-year period beginning January 1, 2026 and ending December 31, 2029.
•“Performance Settlement Factor” is the applicable percentage set forth in Section B below, which shall be applied to the number of vested units based on the Company’s relative TSR ranking within the Comparator Group, as interpolated.
•“Return on Equity” shall be calculated for each fiscal year during the Performance Cycle by dividing (i) the Company’s Adjusted Net Income from Continuing Operations, for the fiscal year, by (ii) the Adjusted Average Equity for such fiscal year.
Exhibit A – Page 2

•“Total Shareholder Return” (TSR) is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Performance Cycle. Specifically, TSR will be calculated using the following provisions: $100 invested in SCI stock on the first day of the Performance Cycle, with dividends reinvested on each applicable payment date, compared to $100 invested in each of the peer companies in the Comparator Group, with dividend reinvestment on each applicable payment date during the same period. For purposes of this calculation, any determination of reinvested dividends shall be calculated as the sum of the total dividends paid on one share of stock during the Performance Cycle, assuming reinvestment of such dividends in such stock (based on the closing stock price of such stock on the applicable dividend payment date). For the avoidance of doubt, it is intended that the foregoing calculation of reinvested dividend amount shall take into account not only the reinvestment of dividends in a share of stock but also capital appreciation or depreciation in the shares of stock deemed acquired by such reinvestment.
•“Unit” is a performance unit which shall have a value equal to the closing price of a share of the Company’s common stock.
B.Performance Unit Awards Settlement Criteria:

SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	Ranking	% of Target Award Paid as Incentive (Performance Settlement Factor)
Maximum	75th% or greater	200%
	70th%ile	180%
	65th%ile	160%
	60th%ile	140%
	55th%ile	120%
Target	50th%ile	100%
	45th%ile	85%
	40th%ile	70%
	35th%ile	55%
Exhibit A – Page 3

	30th%ile	40%
Threshold	25th%ile	25%
Below Threshold	Less than 25th%ile	0%

•Calculation of awards for performance levels between Target and Maximum, or Threshold and Target will be calculated using straight-line interpolation.
•If mergers and acquisitions result in a reduction in the number of peer group companies during the cycle, these percentile rankings will reflect the Comparator Group companies still intact at the end of the Performance Cycle.
•As provided in Section 8(a) of the Agreement, in the event SCI’s TSR is negative at the end of the Performance Cycle, no payment hereunder will exceed the Target in the schedule above.
•As provided in Section 8(c) of the Agreement, If the Company’s Annualized ROE for each fiscal year during the Performance Cycle is less than the weighted average Annualized ROE of the companies that comprise the S&P midcap 400 for each such year during the Performance Cycle (as reported by Bloomberg, or a similar reporting service if Bloomberg is unavailable), then the amount that would otherwise have been paid under Section 1(d) of this Agreement shall be reduced by twenty-five percent (25%).
•The Compensation Committee shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Agreement, and to make any findings of fact necessary to make a calculation or determination hereunder.
•A decision made in good faith by the Compensation Committee shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with the Award or this Agreement.

Exhibit A – Page 4

EXHIBIT B

No cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Award shall be honored or assumed or replaced therefor (such honored, assumed or replaced Award hereinafter called an "Alternative Award"), by an Employee’s employer (or the parent or an Affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(i)be based on stock which is traded on an established U.S. securities market;

(ii)provide such Employee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; provided that, if determined by the Committee, any performance-based Awards may be converted into Alternative Awards that vest and become payable solely upon the continued performance of services and in respect of the amount that would have been payable based upon performance through the date of the Change in Control or other measure of performance specified in the Employee's applicable Award Agreement;

(iii)have substantially equivalent economic value to such Award (determined at the time of the Change of Control and using valuation principles permitted under Treas. Reg. §1.424-1); and

(iv)have terms and conditions which provide that in the event that, during the CoC Protection Period, the Employee's employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or without Cause) or terminated for Good Reason (as defined below), all of such Employee's Awards shall be deemed immediately and fully exercisable, any forfeiture restrictions shall lapse as to each of the Employee's outstanding Restricted Stock Awards, each of the Employee's outstanding Restricted Stock Units and Other Stock-Based Awards shall vest and be payable in full and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the fair market value of such stock on the date of the Employee's termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award, the fair market value of the number of shares of stock subject or related thereto.

Exhibit B – Page 1

For this purpose, an Employee’s employment or service shall be deemed to have been terminated for Good Reason if the Employee terminates employment or service within the CoC Protection Period for any of the following:

(a)The Company requires the Employee to be relocated more than 50 miles from the current office location, unless the Employee’s commute is reduced by the relocation;

(b)The Company materially reduces the responsibilities, authority or accountability of Employee from the same in effect immediately prior to the Change of Control;

(c)The Company reduces the base salary, Target Bonus or other compensation program participation of Employee; or

(d)The Company materially reduces the aggregate benefits of Employee.

The “CoC Protection Period” shall mean the period commencing sixty (60) days prior to a Change of Control and ending twenty-four months after the date upon which a Change of Control occurs.

Exhibit B – Page 2